Exhibit 10.1
Employment Agreement
This employment agreement (“Agreement”) is effective as of April 10, 2007 (“Effective Date”), by and between Kreido Biofuels, Inc., a Nevada corporation located at 1140 Avenida Acaso, Camarillo, California 93012 and Kreido’s wholly-owned subsidiary, Kreido Laboratories, Inc. (collectively “Kreido” or the “Company”) and Alan McGrevy, an individual (“Executive”).
Recitals
Whereas employee is currently employed as Company’s Vice President of Engineering and Company and Executive now wish to memorialize the terms and conditions of Executive’s employment;
Now, therefore, in consideration of the foregoing and good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:
Terms and Conditions

1	Executive’s Duties; Title; Location. As of the Effective Date, Executive is employed as Kreido’s Vice President of Engineering under the terms and conditions below. Executive will report to the Company’s CEO. Executive’s duties include, without limitation, oversight of the Company’s engineering activities and machine shop activities and managing such other matters that are reasonably within the scope of Executive’s expertise. In addition, Executive shall participate in the management of Kreido as part of Kreido’s senior executive team. Executive shall dedicate his full-time efforts to Kreido’s business and shall work at Kreido’s Camarillo, California, office or such other location as Kreido deems appropriate; provided, however, that Executive shall not be required routinely to provide services outside of a reasonable commuting distance from the current Camarillo office except when traveling on Kreido business.

2	Term, Termination and Renewal.
2.1 Term and Termination. The Term of this Agreement shall commence on April 10, 2007. The Term shall continue for two (2) years (“Initial Term”) unless it is terminated earlier as provided herein below or renewed by the mutual agreement of the parties pursuant to this Section 2.
2.2 Renewal. Provided that by ninety (90) days before the end of the Initial Term the Agreement has not been terminated as provided herein below, the parties shall inform each other of their interest or lack of interest in renewing the Agreement. In the event that both parties wish to renew the Agreement, they will enter into good faith negotiations to achieve that result prior to the end of the Initial Term. If the Agreement is renewed for one or more additional terms (each such additional term a “Renewal Term”), then ninety (90) days prior to the end of each such Renewal Term, the parties will enter into good faith negotiations over whether to further renew the Agreement.
3 Hours. The Executive’s normal days and hours of work shall coincide with the Company’s regular business hours. The nature of the Executive’s duties requires flexibility in the days and hours that the Executive must work, and is likely to require the Executive to work on other and additional days and hours.

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4	Compensation.
4.1	Cash Compensation.
4.1.1 Base Salary. Executive shall receive a base salary of $190,000 in accordance with Kreido’s regular payroll practices.
4.1.2 Bonus. So long as Executive is employed hereunder, Executive shall be entitled to participate in a performance-based executive bonus plan (“Bonus Plan”) that shall be promulgated by the Compensation Committee of the Company’s board of directors each fiscal year. The Bonus Plan will set forth three levels of target performance goals “TPGs” which, if achieved, will entitled the Executive to a bonus of either 20%, 35% or 50% of the Executive’s Base Salary. The TPGs will consist of a combination of goals for the Executive’s individual performance and the Company’s overall performance in a ratio of 75% Company performance and 25% individual Executive performance. Bonuses paid under the Bonus Plan, if any, will be paid annually within 60 days after the end of the fiscal year.
4.1.3 2006 Bonus. Upon the execution of this Agreement by both parties, Executive shall receive a 2006 Bonus payment of $50,000 less all applicable payroll taxes (“2006 Bonus”).
4.1.4 Stock Options. Upon the execution of this Agreement, Executive shall be entitled to participate in the Kreido Biofuels 2006 Equity Incentive Plan (“Plan”). Executive’s participation in the Plan shall be governed by the terms and conditions set forth in the applicable Plan documents. Capitalized words not defined in this Agreement but used in this Section shall have the meanings ascribed to them in the Plan.
4.1.4	(a) Grant of Options. On April 9, 2007, the Company granted Executive an option to purchase 580,000 shares of the Company’s common voting stock under the Plan (the “Options”). Subsequently, the Executive shall be eligible for such additional grants of options and other permissible grants (collectively “Awards”) under the Plan as the Compensation Committee of the board of directors of the Company shall determine in its absolute discretion.

4.1.4	(b) Option Exercise Price; Term. The per share exercise price of the Option is $1.20, the closing bid price per share of Company common stock on April 9, 2007. The Term of the Option shall be ten years from the date of grant.

4.1.4	(c) Vesting and Exercise. The Options shall vest and be exercisable as follows: (A) 145,000 options shall vest upon signing of this Employment Agreement (“Signing Grant”) and remain exercisable for a period of ten years from the date of grant; and (B) 435,000 options shall vest in eight equal installments of 54,375 options per calendar quarter beginning with the quarter that ends on June 30, 2007 (“Quarterly Grant(s)”). Each such Quarterly Grant shall remain exercisable for a period of ten years from the date of grant, subject to vesting and Section 4.1.4(e).

4.1.4	(d) Lock-Up Agreement. The Executive shall enter into a Lock-Up Agreement with the Company in the form attached hereto as Exhibit B. During any period that Executive is precluded by the Lock-Up Agreement from exercising the Option granted to Executive in Section 4.1.4(a), then the exercise period in Section 4.1.4(b) will be extended by the amount of time during which Executive could not exercise the Option, but in no event beyond ten years from the date of grant.

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4.1.4	(e) Termination of Service; Accelerated Vesting.
(i) If the Executive’s employment is terminated by the Company for Cause as such term is defined below in Sections 7.1.1 (A), (B) or (C), (1) all unvested Quarterly Grants shall expire immediately effective the date of termination, and (2) all vested Quarterly Grants shall expire thirty days following the date of such termination unless and to the extent that within said 30-day period Executive shall exercise any or all such vested Quarterly Grants and pay the full exercise price of such shares as provided for in 4.1.4(f).
(ii) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason as such term is defined below, all unvested Quarterly Grants shall immediately expire effective the date of termination of employment. Vested Quarterly Grants, to the extent unexercised, shall expire on the later of five years after the date of grant or the expiration of the contractual Lock-Up Agreement.
(iii) If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Quarterly Grants shall immediately expire effective the date of death or termination of employment and all vested Quarterly Grants to the extent unexercised, shall expire one year after the date of death or Disability.
(iv) If the Executive’s employment is terminated (A) in connection with a Change of Control as defined below, (B) by the Company without Cause, or (C) by the Executive for Good Reason, one-half of all unvested Quarterly Grants shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire five years from the date of termination of employment, but in no event beyond ten years from the date of grant.
4.1.4	(f) Payment. The full consideration for shares purchased by the Executive upon exercise of the Option shall be paid: (a) by delivery of a certified check payable to the order of the Company; (b) by delivery and attestation of Mature Shares (valued at their Fair Market Value on the date of delivery) or (c) by delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to the Company the amount necessary to pay the exercise price from the sale of proceeds of a loan from the broker with respect to the sale of such award or a broker loan secured by Mature Shares.

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4.1.5 Retention Bonus. If Executive successfully completes the three requirements set forth in this Section 4.1.5, then at the end of the Term Executive will receive either $150,000.00 in cash (less all routine payroll taxes) or Kreido securities with a fair market value of $150,000.00 on the date the securities are issued (“Retention Bonus”). The decision whether the Retention Bonus will be paid in cash or in Kreido securities will be made solely in Kreido’s discretion. The three requirements are: (1) Executive must successfully complete two full years of employment at Kreido following the execution of this Agreement; (2) Executive must participate meaningfully and cooperate materially in training his successor to head Kreido’s Engineering department and lead Kreido’s future engineering and research efforts; and (3) Executive must oversee the successful achievement of certain commercially reasonable performance specifications for the 10G SST System as commercially deployed during its first year of service, which specifications will be set forth by the Company, (collectively “Retention Bonus Requirements”). Unless all three Retention Bonus Requirements are completed to the reasonable satisfaction of the Company, no portion of the Retention Bonus shall be owed to Executive.
4.2	Additional Benefits.
4.2.1	Welfare Benefit Plans. Executive shall at all times be entitled to participate in all benefit, 401(k) and other ERISA-qualified plans made available to senior management executives of Kreido under the same terms offered to other senior management executives, including without limitation, health benefit coverage for Executive’s spouse and dependant children, if any.

4.2.2	Expense Reimbursement. Kreido shall reimburse Executive for all ordinary and necessary expenses reasonably incurred by Executive on Kreido’s behalf (“Business Expenses”). Business Expenses (including travel costs) in excess of $1,000.00 individually or $3,500.00 in the aggregate shall be approved in advanced except in case of emergency. Executive shall provide Kreido with documentation for all Business Expenses at the time reimbursement is requested. In the event it is necessary for Executive to travel on Kreido’s behalf, Executive shall be entitled to fly and have travel accommodations on the same level as Kreido’s other most senior management Executives.

4.2.3	Discretionary Time Off. During his employment hereunder, Executive shall be entitled to accrue Paid Time Off (“PTO”) in accordance with Kreido’s regular PTO policy for all employees, but in any case not less than 20 days per calendar year.

5	Proprietary Covenants of Executive.
5.1	No Conflicts Of Interest. Executive acknowledges that he is bound to use good judgment, to adhere to the highest ethical standards, and to avoid situations that create an actual, potential, or apparent conflict of interest. Executive warrants and represents to Kreido that he is currently unaware of any actual, potential, or apparent conflicts of interest. He also agrees to immediately disclose to the CEO or Chairperson of Kreido any and all actual, potential, or apparent conflicts of interest, should they later arise. In addition, Executive further represents and warrants to Kreido that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity presented to the Executive that arises that could be reasonably feasible for the Company to undertake, and that he will not, directly or indirectly, exploit any such opportunity for his own account or the account of any third party.

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5.2	Covenant Not to Use or Disclose Confidential Information.
5.2.1	Definition of Confidential Information. For purposes of this Agreement, the term Confidential Information means all and any confidential information and/or trade secrets of Kreido, including without limitation, scientific discoveries, recipes, formulations, information encompassed in all advertising and marketing plans, customer lists, costs, pricing information, information concerning software and all concepts or ideas, in or reasonably related to the business of Kreido. Confidential Information shall not include any Kreido information that has been voluntarily disclosed to the public by Kreido, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

5.2.2	Non-disclosure of Confidential Information. Executive expressly acknowledges that in the performance of his duties and responsibilities with the Company prior to the execution of this Agreement, he has been exposed to the trade secrets, recipes, formulations, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”) and that he will continue to be exposed to the Confidential Information after the execution of this Agreement. During his employment and after the termination of his employment, Executive shall regard and preserve as confidential all Confidential Information pertaining to Kreido and its affiliates that have been or may be obtained by Executive in any way by reason of Executive’s employment by Kreido. Executive shall not, without the prior and specific written consent of Kreido, or unless ordered to do so by court order or subpoena (i) use, publicize, release or disclose to others, either during or after the period of employment, Confidential Information or (ii) take, retain or copy any Kreido executive compensation plans, Executive benefit plans, business plans, customer lists, costs, pricing information, documents, reports, information encompassed in advertising and marketing plans, or other concepts or ideas, in or reasonably related to the business of Kreido. Executive agrees to notify Kreido’s CEO within two (2) business days of receipt of any court order or subpoena to his or any individual which calls for information deemed Confidential under this Agreement and to give Kreido reasonable opportunity to contest the subpoena.
5.3	Covenant Not to Interfere With Kreido’s Business Relationships. During his employment and for a period of three (3) years after the termination of his employment, executive shall not, whether for Executive’s own account or for the account of a third-party, solicit or endeavor to entice any Executive, client, customer or vendor of Kreido to end any business and/or contractual relationship with Kreido.

5.4	Ownership and Use of Materials.
5.4.1	Kreido Materials. Executive agrees that all information encompassed in all executive compensation plans, Executive benefit plans, business plans, advertising plans and marketing materials and other Confidential Information concerning Kreido, its Executives and shareholders, customer lists, costs, pricing information, documents, reports, plans, proposals or other items made or created by Executive or that come into Executive’s possession during the Term are the property of Kreido and shall not be used by Executive in any way after the Term. Executive shall not deliver, reproduce or in any way allow such documents, or things to be delivered to be used by any third party without specific written direction or consent of a duly authorized representative of Kreido.

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5.4.2	Delivery of Materials. Upon termination of this Agreement, Executive shall promptly deliver to Kreido all of its executive compensation plans, Executive benefit plans, business plans, advertising plans and marketing materials and other Confidential Information concerning Kreido, its Executives and shareholders, customer lists, costs, pricing information, documents, reports, plans, proposals or other items made or created by Executive during the period of employment.
6.	Termination Due to Death or Disability. If Executive dies during the employment, Executive’s employment shall automatically cease and terminate as of the date of Executive’s death. In the event of Executive’s disability for a period of 120 consecutive days during any 365-day period, Company shall thereafter have the right, upon written notice to Executive, to terminate this Agreement, in which case the date of termination shall be the date of such written notice to Executive. As used herein, “disability” means a physical and/or mental disability of Executive that prevents Executive from substantially performing the essential functions of his position even with reasonable accommodation (“Disability”). Company does not currently offer disability insurance to its employees. In the event Company, in its sole discretion, elects to offer such insurance coverage (“Disability Policy”) to its employees at any time in the future, the definition of Disability as used herein automatically shall be modified by the adoption of the definition of disability as used in the Disability Policy. In the event of the termination of Executive’s employment due to his death or Disability, Executive’s estate and/or Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after the date of death equal to the sum of any accrued but unpaid salary and bonus as of the date of death; and (ii) earned Executive benefits, perquisites and reimbursements described in Section 4 inclusive, if any, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido through the date of death. In the event of the termination of Executive’s employment due to Disability, Executive shall not be entitled to any severance pay.

7.	Termination by Kreido.
7.1	Termination for Cause.
7.1.1	Definition of Cause. The term “Cause” for purposes of this Agreement means all of the following, any one of which will constitute a material breach of this Agreement unless cured pursuant to Section 7.1.2 (“Material Breach”): (A) Any willful act by Executive that causes the Company materially to violate any applicable law; (B) Executive’s commission of any material act of dishonesty in connection with his employment; (C) Executive’s conviction of or plea of nolo contendere to any felony or any offense involving moral turpitude ; (D) Executive’s being intoxicated by alcohol or his use of or being under the influence of illegal drugs during working time; provided, however, that Executive’s mere use of alcohol in connection with his business entertainment duties shall not be construed as intoxication; (E) Executive’s breach of his fiduciary duties to the Company; (F) Executive’s unjustifiable failure to comply with the reasonable and legal directives of the Company that are communicated to him in writing; (G) Executive’s unjustifiable failure to disclose to Kreido any and all actual, potential, or apparent conflicts of interest that may later arise; (H) The willful or gross failure of Executive substantially to perform the duties of his employment hereunder; and (I) A breach by Executive of any material provision of this Agreement.

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7.1.2	The foregoing notwithstanding, if a Material Breach is susceptible of being cured, Kreido shall provide Executive with written notice of such Curable Breach within five business days after Kreido first learns of the Curable Breach. Executive will then have fifteen business days in which to cure the breach. Should Executive fail to cure a Curable Breach to Kreido’s reasonable satisfaction by the end of the 15-business day cure period, Kreido may terminate his employment immediately upon written notice to Executive. If a Material Breach is not susceptible of being cured, Kreido may terminate Executive’s employment immediately upon written notice to Executive.

7.1.3	Entitlements Upon a Termination for Cause. In the event of the termination of the Executive’s employment hereunder due to a termination by the Company for Cause, on the date of termination Executive shall be entitled to receive: (i) a lump sum cash payment, payable immediately upon the termination of Executive’s employment, equal to the sum of any accrued but unpaid base salary as of the date of such termination; and (ii) earned Executive benefits, if any, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido.
7.2	Termination Without Cause. Kreido may terminate Executive’s employment hereunder without Cause at any time by providing Executive written notice of such termination. If Executive’s employment is terminated without Cause, the termination shall take effect on the effective date of written notice (pursuant to Section 11.11) of such termination to Executive. In the event of the termination of Executive’s employment hereunder due to a termination by Kreido without Cause (other than due to Executive’s death), Executive shall be entitled to: (i) a lump sum cash payment, payable immediately upon the termination of Executive’s employment, equal to the sum of any accrued but unpaid base salary as of the date of such termination; (ii) earned Executive benefits, if any, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido through the date of his termination; and (iii) severance pay on the date of the Termination without Cause equal to the following amounts: (A) If Executive’s employment is terminated less than 10 full years after he becomes employed hereunder, Executive shall be entitled to severance pay in the amount of nine (9) months’ pay; (B) If Executive is employed hereunder by Kreido for 10 years or more, Executive shall be entitled to severance pay in the amount of twelve (12) months’ pay. Severance pay under this Section 7.2 shall include Executive’s salary (at its then current rate), earned bonus, and expense reimbursement, if applicable). For purposes of this Section 7.2, Executive’s prior employment by Kreido Labs, Inc. shall be added to his employment by Kreido Biofuels, Inc. for the purpose of calculating the length of his employment hereunder. For the purpose of this Section 7.2 only, Earned Bonus shall have the following meaning: If any other Kreido Senior Executive is awarded a bonus under the Bonus Plan for the year during which Executive’s employment is terminated without cause, Earned Bonus shall mean a bonus of no less than $10,000.00. If no other Kreido Senior Executive is awarded a bonus under the Bonus Plan for the year during which Executive’s employment is terminated without cause, no Earned Bonus shall be owed to Executive.

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8.	Termination by Executive.
8.1	Termination Without Good Reason. Executive shall have the right to terminate Executive’s employment hereunder at any time without Good Reason (as defined below) upon written notice of such termination to Kreido. A voluntary termination by Executive in accordance with this Section 8.1 shall not be deemed a breach of this Agreement. Upon any voluntary termination of employment by Executive pursuant to this Section 8.1, he shall have the same entitlements as provided in Section 7.1.3 in the case of a termination by Kreido for Cause.

8.2	Termination With Good Reason. The following events constitute grounds for Executive to terminate his employment for good reason (“Good Reason”):
(i)	the removal of Executive from the position specified in Section 1 without Cause;

(ii)	a material diminution in Executive’s salary, duties or title;

(iii)	the assignment to Executive of duties which are materially inconsistent with his position or which materially impair his ability to perform his duties;

(iv)	any termination of the Executive’s employment by the Company, other than a termination for Cause, within 12 months after a Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or the Company’s Board votes to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(v)	the foregoing notwithstanding, i, ii, and iii above will not constitute Good Reason unless Executive first notifies Kreido in writing describing the event(s) that constitutes Good Reason (Executive’s Notice of Good Reason ) and unless Kreido thereafter fails to cure such event(s) within fifteen business days after Executive delivers Executive’s Notice of Good Reason to Kreido (“Kreido’s Cure Period”). It will be incumbent upon Executive to deliver Executive’s Notice of Good Reason to Kreido within fifteen business days after making a good faith determination that an event constituting Good Reason has occurred.

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8.2.1	Entitlements Upon a Termination for Good Reason. Upon Executive’s termination of his full-time employment for Good Reason in accordance with Section 8.2 hereof, Executive shall have the same entitlements as provided under Section 7.2 for a termination by Kreido without Cause.
9.	Right to Assign. This Agreement shall be assignable only by Kreido.

10.	Miscellaneous Terms.
10.1	Post-Termination Defense of Claims. In the event that Executive and/or Kreido are named as defendants in any legal proceeding arising from the operation of Kreido’s business, Kreido shall defend, indemnify and hold Executive harmless to the full extent required by law. Kreido shall provide Executive with defense counsel of Kreido’s choosing, but who is also reasonably acceptable to Executive. In the event Executive’s interests in the proceeding are adverse to Kreido’s interests, Kreido shall provide Executive with the reasonable costs and fees of an attorney of Executive’s choosing.

10.2	Alternative Dispute Resolution; Mediation Before Arbitration.
10.2.1	Arbitrable Disputes. To the fullest extent allowed by law, any controversy, claim, or dispute between Executive and Kreido (and/or any of its directors, shareholders, officers, Executives, representatives or agents) relating to or arising out of his employment or the termination of that employment (“Arbitrable Dispute”) will be submitted to final and binding arbitration in Los Angeles County, California. Executive agrees to execute the Mutual Agreement to Arbitrate attached hereto as Exhibit “A” and incorporated herein by reference.

10.2.2	Mediation Before Arbitration. The foregoing provisions regarding Arbitration notwithstanding, before any Arbitrable Dispute is submitted to arbitration, the Parties agree to mediate such dispute in good faith with a professional mediator who is also a licensed attorney experienced in the area of employment law. If the parties cannot agree on the choice of a mediator, each party shall select a mediator, the two of whom will then select a third mediator who alone will conduct the mediation. In the event one party makes a demand on the other for mediation to which such party fails to respond for a period of thirty days, the party demanding mediation may then submit the dispute directly to Arbitration pursuant to the Mutual Agreement to Arbitrate.
11.	General Terms and Conditions.
11.1	Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach; provided, however, that either party to this Agreement may waive any obligation owed to such party, if such waiver is in writing signed by an authorized signer.

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11.2	Integration; Modification. This Agreement constitutes the entire understanding and agreement between Kreido and Executive regarding its subject-matter and supersedes all prior negotiations and agreements between them with respect to its subject-matter whether oral or written. This Agreement may not be modified except by a writing signed by Executive and a duly authorized officer of Kreido.

11.3	Enforceability; Severability. If any provision of this Agreement shall be deemed invalid or unenforceable in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

11.4	Binding Effect. All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.5	Interest and Costs; Attorneys’ Fees. In the event of any legal proceeding, litigation or alternative dispute resolution process (including arbitration and mediation as specified in Section 10) between the Parties respecting or arising out of this Agreement, the substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs in connection therewith, including, without limitation, any attorneys’ fees incurred after a judgment has been entered by an arbitrator or court of competent jurisdiction; provided, however, that if a party files any legal proceeding, litigation or demand for arbitration other than for equitable relief without first making a request for mediation pursuant to Section 10.3.2, that party shall not be entitled to Attorney’s Fees and other costs regardless whether such party would have been entitled to those Attorney’s Fees and costs hereunder or by operation of law.

11.6	Descriptive Headings. The paragraph and section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

11.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one agreement.

11.8	Third-Party Beneficiaries. No person shall be a third-party beneficiary of this Agreement and no person other than the parties hereto and their permitted successors and assigns shall receive any of the benefits of this Agreement.

11.9	Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

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11.10	Arms Length Agreement. This Agreement has been negotiated at arms length between persons knowledgeable in the matters dealt with herein. Accordingly, any rule of law or any statute, legal decision, or common law principle of similar effect that would require interpretation of any ambiguity in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties hereto.

11.11	Notices. All notices, statements and other documents that any party is required or desires to give to the other party hereunder shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery or by facsimile at the respective addresses of the parties as set forth below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this Section 11.11.

If to Kreido:	Kreido Biofuels, Inc.
1140 Avenida Acaso,
Camarillo, California 93012
Attention: Joel Balbien, Ph.D., CEO
Telephone: (805) 389-3499
Fax: (805) 384-0989

With a copy to:	Susan Keenberg, Esq.
1217 Acacia Avenue
Torrance, California 90501
Telephone: (310) 783-0999
Fax: (310) 783-0111

If to Executive:	Alan McGrevy
INFORMATION ON FILE
Delivery shall be deemed conclusively made (I) at the time of service, if personally served, (ii) when deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic facsimile transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission.

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In Witness Whereof, Kreido and Executive have executed this Agreement this 10th day of April, 2007.
This Agreement is subject to an arbitration agreement, which is attached hereto and incorporated herein by reference.

Kreido Biofuels, Inc.		Executive

By:

	Joel Balbien, Ph.D. Chief Executive Officer	Alan McGrevy

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EXHIBIT A
MUTUAL AGREEMENT
TO
ARBITRATE CLAIMS
This Agreement is between Kreido Biofuels, Inc. (“Company”) and Philip Lichtenberger (referred to as “I” or “me”). While I am employed by the Company or thereafter, disputes may arise between the Company and me related to my employment. By entering into this Agreement, both the Company and I anticipate that we will benefit by resolving these disputes through binding arbitration.
Arbitration is a fair and impartial procedure that in most cases is faster and less expensive than civil litigation. References to “the Company” in this Agreement include Kreido Biofuels, Inc., its parents, subsidiaries, shareholders, partners, directors, and all affiliates of Kreido Biofuels, Inc., together with all benefit plans of Kreido Biofuels, Inc. and the sponsors, fiduciaries and administrators of such benefit plans.
1. Claims Covered by This Agreement: Except as described in the next paragraph, this Agreement applies to all disputes between the Company and me, all claims the Company may have against me, and all claims I may have against the Company or its agents, arising out of my employment with the Company or the termination of my employment (referred to as Claims). This Agreement will apply to Claims asserted during my employment with the Company or after it has ended. Claims covered by this Agreement include but are not limited to: claims for breach of express or implied contract or covenant; claims for the commission of any intentional or negligent tort; claims for violation of any federal, state or local law, ordinance, regulation or rule; claims for wages, benefits or other compensation due; claims for wrongful termination, demotion or disciplinary action; and claims of discrimination or harassment under the Fair Employment and Housing Act and Title VII of the Civil Rights Act, as amended.
2. Claims Not Covered by This Agreement: This Agreement does not apply to the following claims: Claims for worker’s compensation or unemployment compensation benefits; Claims or charges before any administrative agency having jurisdiction of the Claim, if private dispute resolution procedures cannot be compelled as to such Claim; or Claims for benefits under a benefit plan which has a claim procedure inconsistent with this Agreement.
3. Exclusive Remedy: All Claims must be resolved according to the procedures in this Agreement, and not otherwise except for the provision for Mediation before Arbitration as provide in the Employment Agreement between me and the Company of even date herewith (the “Employment Agreement”). Neither the Company nor I will file or prosecute any lawsuit or administrative action in any way related to any Claim, except as expressly permitted by this Agreement and the Employment Agreement. Either the Company or I may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement. The parties understand and agree that they are waiving any right to a jury trial by entering into this Agreement.

4. Arbitration: All Claims must be resolved through final and binding arbitration. The arbitrator must be a neutral arbitrator chosen by the parties. Arbitration will take place at a location determined by the arbitrator in Ventura County or Los Angeles County, California. The arbitration will be administered in compliance with (a) the Federal Arbitration Act, U.S. Code, Tit. 9, § 1 et seq., California Arbitration Act, or such other state or federal law as may be adopted, (b) the procedures set forth below and, (c) to the extent not inconsistent with such procedures, the then existing AAA California Employment Dispute Resolution Rules. Any dispute about the interpretation, applicability, enforceability or validity of this Agreement, or whether any issue is subject to arbitration under this Agreement, will be determined by the arbitrator.
5. Arbitration Procedures; Discovery:
5.1 A deposition is a chance for each party to ask questions of a witness, and the witness must answer the questions under oath, with a court reporter present. Each party may take the deposition of the opposing party (which, with respect to the Company, means the Company’s CEO or CFO or one other person under such party’s control, and any expert witness(es) designated by the opposing party. Additional depositions may be ordered by the arbitrator. At or before the final Arbitration Management Conference, each party will provide the other with copies of all non-privileged documents in their possession or control which they intend to introduce as exhibits at the hearing or on which they rely to support their positions.
5.2 Interrogatories, Requests to Produce, and Requests to Admit are written methods that the parties may use to learn about the other party’s case. These discovery methods will be allowed in the manner permitted under California Arbitration Act, Calif. Code of Civil Proc. § 1283.05.
5.3 The arbitrator may rule on pre-hearing disputes and hold such pre-hearing conferences by telephone or in person as he or she may determine. Either party may make motions to dismiss, for summary judgment and/or for summary adjudication of issues.
5.4 Either party may submit, or the arbitrator may order either or both parties to submit, a brief before the arbitration hearing. Either party, at its own expense, may arrange for a court reporter to provide a stenographic record of proceedings at the hearing. The arbitrator will apply the substantive law and the law of remedies of the State of California or the United States, as applicable to the Claims.
5.5 After the end of the arbitration hearing, either party may file a post-hearing brief within a time set by the arbitrator.

5.6 The arbitrator shall issue a written award, which shall include a statement of the essential findings and conclusions on which the award is based. The award will be final and binding on the parties to the arbitration. The arbitrator’s award may be reviewed by a court of competent jurisdiction.
6. Arbitration Costs: the Company will pay the costs of arbitration, including reasonable fees imposed by the AAA and the arbitrator. I will be responsible for the costs of discovery initiated by me or on my behalf, any depositions noticed by me or on my behalf, expert witnesses retained by me or on my behalf and for any out-of-pocket expenses incurred by me or on my behalf.
7. Legal Representation: In any arbitration under this Agreement, both the Company and I may be represented by legal counsel of our own choosing. Each of us will be responsible for the fees of our own counsel, provided that an arbitrator may award attorneys’ fees to the prevailing party under any applicable statute or written agreement to the same extent that attorneys’ fees could be awarded in standard civil litigation. This provision for the award of attorneys’ fees is subject to the provisions of the Employment Agreement requiring Mediation before Arbitration.
8. Integrated Agreement; Amendment: This Agreement contains the final and complete expression and understanding between the Company and me with respect to the subjects covered hereby. This Agreement cannot be amended or modified except in writing, signed by an authorized representative of Kreido Biofuels, Inc. and by me.
9. Severability: If any provision of this Agreement is held invalid, in whole or part, such invalidity will not affect the remainder of such provision or the remaining provisions of this Agreement.
10. Headings: The headings in this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement or any provision hereof.
11. Successors and Assigns: This Agreement will be binding upon, and inure to the benefit of, the Company, me and our respective heirs, executors, administrators, representatives, successors and assigns.
12. Governing Law: I acknowledge that the Company is engaged in interstate commerce and that this Agreement is covered by the provisions of the Federal Arbitration Act. This Agreement is to be construed, and the rights and obligations of the parties hereunder determined, in accordance with the laws of the United States and the State of California.

IMPORTANT
I agree that I have been given a reasonable opportunity to read this Agreement carefully, I have read it, I understand it and I am signing it voluntarily. I have not been promised anything for signing it that is not described in the Agreement and the Employment Agreement. The Company encourages me to discuss this Agreement with my legal advisor if I wish before signing it.

	Kreido Biofuels, Inc.		Employee

Signature:		Signature:

Print Name:	Joel Balbien, Ph.D.	Print Name:	Philip Lichtenberger

Print Title:	CEO	Date:

Date:

EXHIBIT B
April 10, 2007
Tompkins Capital Group 488 Madison
Avenue, New York, New York 10022
Attention: Mr. Mark N. Tompkins
Mr. Tompkins:
Reference is made to that certain Term Sheet (the “Term Sheet”), dated September 1, 2006, as amended on October 25, 2006 relating to a proposed business combination between Kreido Biofuels, Inc. (f/k/a Gemwood Productions, Inc.), a Nevada corporation (the “Company”) and Kreido Laboratories, a California corporation (“Kreido”), and a related private placement financing (the “Transactions”). In connection with the Transactions, the Company, Kreido, and Kreido Acquisition Corp., a California corporation, entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of January 12, 2007, pursuant to which Kreido stockholders received common stock, par value $0.001 per share, of the Company (the “Common Stock”) in consideration for shares of Kreido held by them at the effective time of the merger. In consideration of the Company and Kreido entering into the Transactions, and for Tompkins Capital Group to facilitate the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:
1. The undersigned hereby covenants and agrees, except as provided herein, not to (1) offer, sell, contract to sell or otherwise dispose of and (2) transfer title to (a “Prohibited Sale”) any of the shares (the “Acquired Shares”) of Common Stock acquired by the undersigned pursuant to or in connection with the Merger Agreement (including as a result of shares owned as a Kreido shareholder), during the period commencing on the “Closing Date” (as that term is defined in the Term Sheet) and ending on the 12-month anniversary of the Closing Date (the “Lockup Period”), without the prior written consent of the Company and Tompkins Capital Group (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the undersigned shall be permitted from time to time during the Lockup Period, without the prior written consent of the Company or Tompkins Capital Group, as applicable, (i) to acquire shares of Common Stock pursuant to the undersigned’s participation in the Company’s stock option plan, or (ii) to transfer all or any part of the Acquired Shares to any family member, for estate planning purposes or to an affiliate thereof (as such term is defined in Rule 405 under the Securities Act of 1933, as amended), provided that such transferee agrees with the Company and Tompkins Capital Group to be bound hereby, and in any transaction in which holders of the Common Stock of the Company participate or have the opportunity to participate pro rata, including, without limitation, a merger, consolidation or binding share exchange involving the Company, a disposition of the Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for the Common Stock, and no transaction contemplated by the foregoing clauses (i) or (ii) shall be deemed a Prohibited Sale for purposes of this Letter Agreement. All shares of Common Stock and related warrants purchased by the undersigned pursuant to or in connection with the private placement financing shall not be subject to this Letter Agreement.

2. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.
3. This Letter Agreement will become a binding agreement among the undersigned as of the Closing Date. This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company, Tompkins Capital Group and the undersigned, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.
Very truly yours,
Print Name:
Address:
Number of shares of Common Stock owned:
Certificate Numbers: